UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2019 (November 26, 2019)

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

1351 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 26, 2019, the Company entered into (i) a Fourth Global Amendment and Restatement Agreement (the “2019 GARA”) amending and restating the terms of its existing facility agreement with a syndicate of lenders and BNP Paribas as security agent (the “Facility Agreement”) and (ii) a new $199.0 million second lien term loan facility (the "Second Lien Term Loan Facility") with Thermo, the controlling shareholder of Globalstar, EchoStar Corporation, a premier global provider of satellite communication solutions, and certain other unaffiliated lenders. The Second Lien Term Loan Facility is scheduled to mature in November 2025. A portion of the proceeds from the Second Lien Term Loan Facility will be used to pay all the Company’s $66.0 million of outstanding obligations under the Subordinated Loan Agreement entered into in June 2019. The remaining proceeds of the Second Lien Term Loan Facility will be used towards the prepayment of scheduled principal payments under the Facility Agreement as described below. The loans under the Second Lien Term Loan Facility bear interest at a blended rate of 13.5% per annum to be paid-in-kind (or in cash at the option of the Company, subject to restrictions in the Facility Agreement) and warrants to purchase up to 7% of the Company's outstanding shares of Voting Stock on a fully diluted basis.

The 2019 GARA provides primarily for the following:

•The prepayment of $151.6 million of outstanding principal, paying in full the next three scheduled principal payments and a portion of the fourth scheduled principal payment using proceeds from the Second Lien Term Loan Facility, together with cash on hand and proceeds from the reduction of the Debt Service Reserve Account;
•A $10.0 million reduction to the required balance in the Debt Service Reserve Account, which will remain at approximately $51.0 million through the maturity date;
•Revisions to the remaining repayment schedule to reduce the amount of scheduled principal payments prior to maturity, leaving a final scheduled principal payment upon maturity of $109.5 million;
•A requirement that the Company raise no less than $45.0 million of equity prior to March 31, 2021 via the cash exercise of outstanding warrants or other equity to be applied towards the principal payment due on June 30, 2021 and then, if applicable, to the next scheduled principal payments;
•A reset of financial covenant levels based on the Company's 2019 business plan agreed with the lenders under the Facility Agreement;
•An extension of the Company's ability to make Equity Cure Contributions to prevent certain financial covenant defaults through the maturity date; and
•Amendment fees of $0.7 million were due upon signing of the 2019 GARA.

Additionally, in connection with this refinancing, Thermo agreed to voluntarily convert all of the Company's outstanding obligations under its existing 2009 loan agreement to Voting Stock at a conversion price of $0.69 per share in early 2020.

The description of the terms and conditions of the Facility Agreement, the Second Lien Term Loan Facility and the 2019 GARA does not purport to be complete and is qualified in its entirety by the full text of the Facility Agreement, the Second Lien Term Loan Facility and the 2019 GARA, which the Company expects to file as exhibits to its Annual Report on Form 10-K for year ended December 31, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure

On November 26, 2019, Globalstar issued a press release announcing the refinancing described in Items 1.01 and 2.03. The press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:
99.1	Press Release dated November 26, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ David B. Kagan
David B. Kagan
Chief Executive Officer

Date: November 27, 2019